Exhibit 99.1

Earthstone Energy Reports Four
New Bakken Wells in North Dakota's
Banks Field

DENVER, June 29, 2011 /PRNewswire/ -- EARTHSTONE ENERGY, INC. (NASDAQ:ESTE - News) announced today that drilling has reached total depth on two new horizontal Bakken wells and drilling on two additional wells is underway in the Banks Field, McKenzie County, North Dakota.  Equally important, Brigham Exploration Company (BEXP) (Brigham) has begun its long awaited drilling campaign following its purchase of Panther Energy's (Tulsa) interest in the Banks Field last fall.

The two wells already drilled are the Gunderson 15-22 1H and the Enderud 9-4 2H.  The Gunderson well is currently being completed while the Enderud 9-4 2H is waiting on a completion rig.  Earthstone has a 3.9% and 5.1% interest in the two wells, respectively.  Brigham is the operator of both wells.

Drilling has commenced on the Banks State 16-21 1H and the Wold 15-33H, also in the Banks Field.  Earthstone has a 3.4% and 2.3% working interest in these wells, respectively.  The Banks State well is operated by Brigham, while the Wold well is operated by Zenergy, Inc. (Zenergy), a privately owned company, headquartered in Tulsa, Oklahoma.

All four wells are expected to be on production by fall.

In related news, Earthstone provided additional information on North Dakota operations:

Banks Field, McKenzie County

In the Banks area, the Company previously reported its participation with Zenergy in the Berquist 33-28H and the A. Johnson 12-1H.  Earthstone has a 0.18% and a 0.08% working interest in these wells, respectively.  The Berquist 33-28H is now producing, however is on confidential status.  The well is currently flowing back hydraulic stimulation fluid, though is expected to establish an initial potential of over 900 barrels of oil per day.  The A. Johnson 12-1H has been hydraulically stimulated and is currently producing, though primarily flowing back stimulation fluids.  As a result, an estimate of this well's initial production rate can not be determined at this time.

Mondak Field, McKenzie County

The Mondak Federal 24X-12 was drilled in October and November 2010.  Efforts to complete and hydraulically stimulate the well were hampered by harsh winter conditions.  As a result, the well was not placed on production until February.  The well, no longer on confidential status, had an initial potential of 937 barrels of oil per day, and in the three months through April, has cumulative production of approximately 27,000 barrels of oil.  Earthstone has a 2.8% working interest in this well.

"With the end of our first fiscal quarter rapidly approaching, we are pleased by the level of activity we have experienced so far this fiscal year," commented Ray Singleton, President of Earthstone.  "It is also extremely noteworthy that Brigham is now actively drilling in the Banks area where we have a high concentration of our undeveloped Bakken acreage.  With Brigham now engaged, it is all the more likely that we will meet our goal of "doubling" our capital expenditure level from last year and see a resulting positive impact on our production levels and reserves.  The Company continues to pursue its strategy of drilling non-operated horizontal Bakken wells along with the acquisition of producing properties in the Montana and North Dakota portions of the Williston Basin.  In addition, Earthstone is evaluating two non-Bakken opportunities which could positively impact the Company's reserves and production."

Singleton further stated, "The next few months should be exciting.  With a number of efforts both underway and in the planning process, we anticipate increasing the Company's profitability and cash flow in the coming year."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin, southern Texas and the Gulf Coast area.  Earthstone is currently traded on NASDAQ Capital Markets under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future importance of newly proposed, drilled or recompleted wells.  Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed for March 31, 2011.  The Company disclaims any obligation to update forward-looking statements.